UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

          Under the Securities Exchange Act of 1934 (Amendment No. 1)*


                               Applera Corporation
     ---------------------------------------------------------------------
                                (Name of Issuer)


                      Applied Biosystems Group Common Stock
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    038020103
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                  June 12, 2008
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
----------------------------------                             -----------------
CUSIP No. 038020103                                            Page 2 of 9 Pages
----------------------------------                             -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,035,394 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,035,394 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,035,394 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.6 % (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------------------                             -----------------
CUSIP No. 038020103                                            Page 3 of 9 Pages
----------------------------------                             -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,035,394 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,035,394 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,035,394 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.6 % (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------------------                             -----------------
CUSIP No. 038020103                                            Page 4 of 9 Pages
----------------------------------                             -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,785,930 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,785,930 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,785,930 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.8 % (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------------------                             -----------------
CUSIP No. 038020103                                            Page 5 of 9 Pages
----------------------------------                             -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    5,821,324 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,821,324 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,821,324 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.5 % (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 1") amends the Schedule 13D filed on April 25, 2008 (the "Original Schedule 13D" and, together with this Amendment No. 1, the "Schedule 13D"). This Amendment No. 1 relates to the Applied Biosystems Group Common Stock, $0.01 par value per share (the "Common Stock"), of Applera Corporation, a Delaware corporation (the "Issuer"). Capitalized terms used but not defined herein shall have the meanings given them in the Original Schedule 13D. As the Reporting Persons no longer beneficially own, in the aggregate, greater than 5% of the shares of Common Stock outstanding, this Amendment No. 1 constitutes an "exit filing" and the Reporting Persons do not intend to file any further updates or amendments to the Schedule 13D.

Item 3.        Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     The Reporting Persons expended an aggregate of approximately $187,110,918 of their investment capital to purchase the 5,821,324 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC Select Fund and CR Intrinsic Investments in commingled margin accounts, maintained at Goldman Sachs & Co., Morgan Stanley & Co. and Credit Suisse First Boston, which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 5.        Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     (a) As of the close of business on June 13, 2008, the Reporting Persons beneficially owned an aggregate of 5,821,324 shares of Common Stock, representing approximately 3.5% of the shares of Common Stock outstanding. The percentages used herein are based upon 168,663,895 shares of Common Stock reported to be outstanding as of May 5, 2008 by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended on March 31, 2008.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates and SAC Select Fund. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic

Investments. Mr. Cohen, through one or more intermediary holding companies, controls SAC Associates, SAC Select Fund and CR Intrinsic Investments. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,035,394 shares of Common Stock (constituting approximately 0.6% of the shares of Common Stock outstanding), and each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 4,785,930 shares of Common Stock (constituting approximately 2.8% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,035,394 shares of Common Stock, constituting 0.6% of such class of securities;

          (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,035,394 shares of Common Stock, constituting 0.6% of such class of securities;

          (iii) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,785,930 shares of Common Stock, constituting approximately 2.8% of such class of securities; and

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,821,324 shares of Common Stock, constituting approximately 3.5% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of the Original Schedule 13D is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the New York Stock Exchange.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC Select Fund and CR Intrinsic Investments.

     (e) The Reporting Persons ceased to be the beneficial owners of more than five percent (5%) of the shares of Common Stock on June 12, 2008.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, as of June 13, 2008, S.A.C. MultiQuant Fund, LLC, an affiliate of the Reporting Persons, had long economic exposure to 22,857 shares of Common Stock through such contracts and short economic exposure to 28,300 shares of Common Stock through such contracts. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.


Item 7.        Material to be filed as Exhibits.

1.  Schedule A - Trading History

                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: June 16, 2008


                                             S.A.C. CAPITAL ADVISORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             S.A.C. CAPITAL MANAGEMENT, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             CR INTRINSIC INVESTORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             STEVEN A. COHEN


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                   Schedule A
                                   ----------

                      TRADING HISTORY, APPLERA CORPORATION
                      APPLIED BIOSYSTEMS GROUP COMMON STOCK

------------- ----------------------------------- ------------ -----------------
    Date                Company Name                 Amount     Price Per Share
                                                                      ($)
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -200         32.7
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -293         32.71
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -600         32.72
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -400         32.73
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -300         32.735
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -400         32.736
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -100         32.738
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -1800        32.74
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -200         32.745
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -200         32.748
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -300         32.75
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -100         32.755
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -300         32.76
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -200         32.765
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -300         32.77
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -64          32.82
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -36          32.8275
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -13307       33
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -300         33.005
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -500         33.01
------------- ----------------------------------- ------------ -----------------
5/2/2008      S.A.C. Capital Associates, LLC      -100         33.245
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -1200        33.7
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -100         33.705
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -10400       33.71
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -200         33.7101
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -200         33.7103
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -200         33.7105
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -1100        33.711
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -4500        33.7125
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -1100        33.713
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -1100        33.714
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -4700        33.715
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -8697        33.72
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -200         33.725
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -8900        33.74
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -22303       33.75
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -100         33.7501
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -100         33.755
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -2000        33.76
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -9400        33.78
------------- ----------------------------------- ------------ -----------------
5/5/2008      S.A.C. Capital Associates, LLC      -3500        33.785
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -28000       34
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -67980       34
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -1600        34.0001
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -300         34.0002
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -100         34.0003
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.0004
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -400         34.0007
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.001
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -16100       34.0025
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -3700        34.0025
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -56300       34.005
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -21800       34.005
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2400        34.0075
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -11600       34.01
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -16579       34.01
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -800         34.0101
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.0103
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -4697        34.015
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.0175
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -100         34.0175
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -8200        34.02
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -3000        34.02
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -300         34.0201
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -900         34.025
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -9700        34.03
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -3126        34.03
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -300         34.0301
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.0305
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -1300        34.0309
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -1500        34.035
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -4300        34.04
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3500        34.05
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3400        34.06
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -5676        34.08
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1700        34.09
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -11000       34.1
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -8100        34.11
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -800         34.12
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1000        34.13
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -4000        34.14
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -14224       34.15
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -14097       34.16
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -15338       34.17
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1065        34.175
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -15800       34.18
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -8700        34.19
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -9800        34.2
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -30200       34.2
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Select Fund, LLC             -1400        34.2
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.2001
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -500         34.2002
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -400         34.2003
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -100         34.2004
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -800         34.2006
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -6018        34.205
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -2500        34.2075
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -7149        34.21
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -6900        34.21
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Select Fund, LLC             -458         34.21
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -500         34.2101
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -100         34.2102
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.2103
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.2104
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -900         34.2105
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -100         34.2108
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.215
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -300         34.215
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -200         34.2175
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -17527       34.22
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -1400        34.22
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Select Fund, LLC             -23236       34.22
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -300         34.2201
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -9624        34.23
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Select Fund, LLC             -3600        34.23
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -9600        34.24
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -13100       34.25
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -18100       34.25
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3773        34.26
------------- ----------------------------------- ------------ -----------------
6/12/2008     S.A.C. Capital Associates, LLC      -1000        34.26
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -6403        34.27
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1803        34.29
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2300        34.3
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2900        34.32
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1524        34.33
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2097        34.4
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.42
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.425
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1894        34.45
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.455
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1506        34.46
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.475
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1554        34.48
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.49
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -6146        34.5
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1100        34.51
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.515
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1400        34.52
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.525
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1000        34.53
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -400         34.535
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1500        34.54
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.545
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1000        34.55
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.56
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -800         34.57
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -49650       34.6
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -300         34.6001
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.605
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -350         34.61
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -33189       34.65
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1200        34.6501
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -400         34.6525
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.653
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -12101       34.655
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.657
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -24418       34.66
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.6625
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3485        34.665
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -13552       34.67
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.6725
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.673
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2699        34.675
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -800         34.6775
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -28800       34.68
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -900         34.6801
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -133         34.6802
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.6804
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.6806
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1700        34.685
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -20823       34.69
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1400        34.695
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -6524        34.7
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.705
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -11500       34.71
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -31526       34.72
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -400         34.721
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -900         34.725
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -4150        34.73
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -4500        34.8
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.8025
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -400         34.805
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -800         34.81
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -300         34.835
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -900         34.87
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -200         34.8701
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -28200       34.8725
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -28000       34.875
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1600        34.877
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1100        34.88
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -50000       34.9
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -13700       34.93
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -300         34.9301
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -6400        34.935
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.938
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.939
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1100        34.94
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         34.955
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -700         34.97
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -600         34.9701
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -30600       34.9725
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -16400       34.975
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1100        34.977
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         34.98
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -62900       35
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -300         35.0001
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         35.005
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2100        35.01
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -20200       35.05
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -152000      35.1
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         35.105
------------ ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -900         35.11
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3800        35.13
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -300         35.135
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -600         35.14
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -43200       35.15
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -7600        35.18
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -100         35.185
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -46300       35.19
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -5400        35.195
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -202400      35.2
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -500         35.205
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -90293       35.21
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -3000        35.215
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -69207       35.22
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -2400        35.225
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -96500       35.23
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -1200        35.235
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -27400       35.24
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -50000       35.75
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -50000       36
------------- ----------------------------------- ------------ -----------------
6/12/2008     CR Intrinsic Investments, LLC       -20000       36.2
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -100         33.46
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -25000       33.47
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -300         33.4701
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -1600        33.475
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.5
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -1306        33.5
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -500         33.505
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -300         33.505
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.51
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -100         33.51
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.5101
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.52
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.525
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -50000       33.54
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.65
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -50000       33.69
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -50000       33.69
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.7
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.7001
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.7005
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.705
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.707
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.709
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.71
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.715
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.716
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.718
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.72
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -50000       33.73
------------- ----------------------------------- ------------ -----------------
6/13/2008     S.A.C. Capital Associates, LLC      -100000      33.75
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -500         33.85
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.86
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.9
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.905
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.91
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.915
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -1200        33.92
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.9201
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.925
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.928
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.93
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -1000        33.935
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.94
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -400         33.945
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.95
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.9501
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.9507
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         33.955
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.96
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.97
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         33.9701
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.978
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         33.98
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -443         33.99
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.0001
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.005
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -400         34.01
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.02
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.06
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.065
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.067
------------- ----------------------------------- ------------ -----------------

------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.07
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.075
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.08
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -500         34.085
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.09
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.0903
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.1
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.1001
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.105
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.1075
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.11
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.1101
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.1104
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.115
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -1000        34.117
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -2700        34.1175
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.12
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -6           34.125
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.13
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.1301
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.135
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.138
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.14
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.145
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.1475
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.15
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.1501
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -200         34.155
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.16
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.1601
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.165
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.17
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.175
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.18
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.185
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -100         34.19
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -300         34.2
------------- ----------------------------------- ------------ -----------------
6/13/2008     CR Intrinsic Investments, LLC       -50000       34.25
------------- ----------------------------------- ------------ -----------------